                 SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule
     14a-12

 ...............Health-Chem Corporation.....................
     (Name of Registrant as Specified in Its Charter)


 .................Health-Chem Corporation...................
        (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which
          transaction applies:
          .................................................

     2)   Aggregate number of securities to which
          transaction applies:
          .................................................

     3)   Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act
          Rule 0-11 (set forth the amount on which the
          filing fee is calculated and state how it was
          determined):
          .................................................

     4)   Proposed maximum aggregate value of transaction:
          .................................................

     5)   Total fee paid:
          .................................................

[ ]  Fee paid previously with preliminary material:
     ......................................................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount previously paid:
          .................................................

     2)   Form, Schedule or Registration Statement No.:
          .................................................

     3)   Filing Party:
          .................................................

     4)   Date Filed:
          .................................................

                  HEALTH-CHEM CORPORATION
                1212 AVENUE OF THE AMERICAS
                 NEW YORK, NEW YORK  10036

                     ----------------

         NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  To be held May 12, 1998

To the Stockholders of Health-Chem Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders of Health-Chem Corporation (the "Company") will be held at the Boardroom of the American Stock
Exchange, 86 Trinity Place, New York, New York, on May 12,
1998, at 10:00 A.M. (local time) for the following purposes:

     1)   To elect nine directors.

     2) To transact any such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 2, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     A proxy and return envelope are enclosed for your convenience.

                    By Order of the Board of Directors

                    Marvin M. Speiser,
                    Chairman of the Board and President

April 7, 1998

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
A RETURN ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE
UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.  PROMPT
RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE
COMPANY UNNECESSARY EXPENSE.

                  HEALTH-CHEM CORPORATION
                1212 AVENUE OF THE AMERICAS
                 NEW YORK, NEW YORK  10036

                     ----------------

                      PROXY STATEMENT

                     ----------------

     This Proxy Statement is furnished to the stockholders of Health-Chem Corporation, a Delaware corporation (the
"Company"), in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Company (the "Meeting") to be held on May 12, 1998 and any adjournment or adjournments thereof.
A copy of the notice of meeting accompanies this Proxy
Statement. It is anticipated that the mailing of this Proxy Statement and the enclosed proxy will commence on April 9, 1998.

     Only stockholders of record at the close of business on April 2, 1998, the record date for the Meeting, will be entitled to notice of and to vote at the Meeting. On the record date, the Company had outstanding for purposes of voting at the Meeting 7,982,424 shares of common stock, par value $.01 per share (the "Common Stock"). See
"Security Ownership of Certain Beneficial Owners and
Management."

     Directors of the Company will be elected by a plurality vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting. Action on any other matter is approved by a majority vote of the outstanding shares of Common Stock present and entitled to vote at the Meeting.

     Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted or by submitting a duly executed proxy bearing a later date. Attendance at the Meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the Secretary of the Meeting at any time prior to the voting of the proxy.

     The Board of Directors does not know of any matter that is expected to be presented for consideration at the Meeting other than as is described in this Proxy Statement.
However, if other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

     All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the proxy will be voted for the nominees for election as directors of the Company listed below. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not be treated as votes cast for purposes of any of the matters to be voted on at the meeting.

     The address of the Company's principal executive office is 1212 Avenue of the Americas, New York, New York
10036.

                      PROPOSAL NO. 1

                   ELECTION OF DIRECTORS

     The By-laws of the Company provide that the Board of Directors may, from time to time, fix the number of directors constituting the Board of Directors to be not less than three and not more than fifteen. On March 26, 1998, the Board of Directors determined that nine directors shall constitute the Board of Directors of the Company. At the Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. Set forth below are the names of the nominees for director, their ages, principal occupations and business experience for at least the previous five years. All of the nominees are presently directors of the Company. It is the intention of the persons named in the enclosed proxy to vote for the election as directors of the persons named in the table below unless a contrary direction is indicated on the enclosed proxy. If any such nominee should become unavailable for any reason, which the Board of Directors has no reason to anticipate, the persons named in the enclosed proxy reserve the right to substitute another person of their choice in his place. The holders of Common
Stock are entitled to one vote per share. The election of each director will require the affirmative vote of a plurality of the votes cast at the Meeting.

Name                     Age(1)    Principal Occupation

Martin Benis, Ph.D.        71      Professor of Accounting
                                   and Auditing at Baruch
                                   College of the City
                                   University of New York

Steven Bernstein           41      Senior Vice President of
                                   the Company

Matthew Goldstein, Ph.D.   56      President of Baruch
                                   College of the City
                                   University of New York

Paul R. Moeller            51      Vice President-Finance
                                   of the Company and
                                   President of Hercon
                                   Environmental
                                   Corporation

Eugene Roshwalb            58      Certified Public
                                   Accountant

Bruce M. Schloss           42      Vice President,
                                   Secretary and General
                                   Counsel of the Company

Marvin M. Speiser(2)       72      Chairman of the Board
                                   and President of the
                                   Company

Name                     Age(1)    Principal Occupation

Robert D. Speiser(2)       44      Executive Vice President
                                   of the Company and
                                   President of Transderm
                                   Laboratories Corporation
                                   and Hercon Laboratories
                                   Corporation

Milton Y. Zussman          76      Attorney

(1)  Age as of March 1, 1998.
(2)  Marvin M. Speiser is the father of Robert D. Speiser.

     The following are summaries of the business experience during at least the last five years of each of the persons nominated for election as a director of the Company.

     Martin Benis, Ph.D. has been Professor of Accounting and Auditing at Baruch College of the City University of New York since 1972. Dr. Benis served as the Chairman of the Department of Accounting at Baruch from 1981 to 1987.
He is a certified public accountant and the author of a book on auditing standards and procedures as well as numerous articles and chapters in books on accounting and auditing. He became a director of the Company in March
1996.

     Steven Bernstein is an industrial engineer. He has been Senior Vice President of the Company since April 1,
1994. From September 1986 to March 1994, Mr. Bernstein served as Vice President-Operations of the Company. Prior thereto, he was Vice President-Operations of Union Broach
Corporation, a former wholly-owned subsidiary of the Company ("Union Broach"). Mr. Bernstein was elected a director of the Company in December 1988.

     Matthew Goldstein, Ph.D. has served as President of Baruch College of the City University of New York ("The
University") since September 1991. Dr. Goldstein was previously the Acting Vice Chancellor for Academic Affairs for The University and President of the Research Foundation of The University. Dr. Goldstein is a member of the Board of Trustees of the Bronx-Lebanon Hospital Center and of the Board of Directors of the Jean Cocteau Repertory, ex-officio. He also serves on the Board of Directors of Audits and Surveys Worldwide, a market research company.
Dr. Goldstein has recently accepted the position of President of Adelphi University to commence on June 15,
1998. Dr. Goldstein became a director of the Company in March 1994.

     Paul R. Moeller is a certified public accountant.  In
September 1985, he joined the Company as Group Controller.
He has been Vice President-Finance of the Company since
November 1988 and President of the Company's 98.5% owned subsidiary, Hercon Environmental Corporation ("Hercon
Environmental"), since January 1992. Mr. Moeller was elected a director of the Company in December 1988.

     Eugene Roshwalb is a certified public accountant. He has maintained a practice as a sole practitioner for more than five years. He became a director of the Company in March 1991.

     Bruce M. Schloss is an attorney.  He has been General
Counsel of the Company since September 1991, Secretary since October 1991 and Vice President since May 1992.
Prior to joining the Company, Mr. Schloss was a member of the firm of McLaughlin & Stern, Ballen and Ballen. Mr.
Schloss was elected a director of the Company in May 1994.

     Marvin M. Speiser has served as Chairman of the Board of Directors of the Company and President since January
1969.

     Robert D. Speiser has been Executive Vice President of the Company since April 1, 1994, President of the Company's
90% owned subsidiary Transderm Laboratories Corporation
("Transderm") since April 1989 and President of Transderm's
98.5% owned subsidiary Hercon Laboratories Corporation
("Hercon Laboratories") since May 1990. From October 1986 to March 1994, he served as Senior Vice President of the Company. Mr. Speiser also served as President of Union
Broach from January 1983 through November 1993.  Prior to
1986, he served as Vice President of the Company.  Mr.
Speiser was elected a director of the Company in February
1983.  Mr. Speiser is an attorney.

     Milton Y. Zussman has been an attorney operating in private practice for more than five years. Mr. Zussman also serves as Executive Vice Chairman of the Board of Directors of United Way Community Services of Southeastern
Michigan.  He became a director of the Company in March
1991.


Directors' Fees, Committees and Meetings

     The Company does not compensate its employee directors for services rendered as directors. Non-employee directors receive $1,250 per month and an additional fee of $500 for each meeting of the Board of Directors attended and $500 for each committee meeting attended that is independently scheduled. Non-employee directors were also reimbursed for expenses incurred in attending such meetings. In addition, in 1997, Mr. Eugene Roshwalb, a non-employee director, was provided with the use of a leased automobile for consulting services rendered to the Company in connection with the resolution of certain workers' compensation rate disputes.
The adjusted annual lease value of this automobile in 1997 was $4,025. Mr. Roshwalb was also paid $5,500 for certain tax consulting services rendered on behalf of Marvin M.
Speiser.

     During 1997, the Board of Directors held four meetings. During such period no director participated in fewer than 80% of the aggregate of the number of meetings of the Board of Directors and committees thereof of which such director was a member. The Board of Directors has, among others, an Audit Committee and a Compensation
Committee. The Committees receive their authority and assignments from the Board of Directors and report to the Board. The Audit Committee is currently composed of Martin
Benis and Eugene Roshwalb. The Compensation Committee is currently composed of Martin Benis, Eugene Roshwalb and Milton Y. Zussman. All Committee members are non-employee directors.

     The Audit Committee, among other things, is empowered to recommend to the Board of Directors the engagement of the independent auditors and to review the scope and procedures of the activities of the independent auditors and their reports on their audits. The Audit Committee meets periodically with the independent auditors and management to review their work and confirm that they are properly discharging their responsibilities. The Audit
Committee met twice during the last year.

     The Compensation Committee is empowered to make recommendations to the Board of Directors relating to the overall compensation arrangements for senior management of the Company and to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and directors of the Company are eligible to participate. The Compensation Committee is also responsible for the administration of the Company's stock option and performance equity plans and is the approving authority for management's recommendations with respect to option grants. The Compensation Committee met once during 1997.

     The Company does not have a standing nomination committee.

                    EXECUTIVE OFFICERS


The following are the executive officers of the Company:

Officers                 Position                    Age(1)

Marvin M. Speiser(2)     Chairman of the Board           72
                         and President

Robert D. Speiser(2)     Executive Vice President of     44
                         the Company and President
                         of Transderm and Hercon
                         Laboratories

Thomas J. Atkins, Ph.D.  Vice President of Transderm     51
                         and Vice President-Research
                         and Development of Hercon
                         Laboratories

Steven Bernstein         Senior Vice President           41

Ronald J. Burghauser     Vice President, Secretary       37
                         and Treasuer of Transderm
                         and Vice President-Finance
                         of Hercon Laboratories

J. Alan Collier          Vice President-Materials        47
                         Herculite

William R. Harris        Vice President-Finance of       49
                         Pacific

David J. Heath, Jr.      Controller                      40

James H. Heath           Vice President-Market           52
                         Development of Hercon
                         Environmental

Donald E. Kauffman, Jr.  Vice President of               43
                         Transderm and Vice
                         President-Manufacturing of
                         Hercon Laboratories

Murray Lieber            Vice President of Transderm     59
                         and Vice President-Marketing
                         of Hercon Laboratories

Walter H. McCoy          Vice President-Sales of         57
                         Pacific

Peter F. McKernan        Executive Vice President        44
                         of Herculite and Pacific

Paul R. Moeller          Vice President-Finance and      51
                         President of Hercon
                         Environmental

Bruce M. Schloss         Vice President, Secretary       42
                         and General Counsel

James M. Schrader        Senior Vice President           42
                         of Pacific

(1)  As of March 1, 1998
(2)  Marvin M. Speiser is the father of Robert D. Speiser.

     The following is a summary of the business experience during at least the last five years of all executive officers of the Company and its subsidiaries who are not directors or nominees for election as directors. Each of the officers serves at the discretion of the Board of Directors of the Company or its subsidiary, as the case may be, from the date of his election until the next annual meeting of the Board of Directors of the Company or its subsidiary or until his successor is elected and qualified, subject to earlier termination by removal or resignation.

     Thomas J. Atkins, Ph.D. has been Vice President of
Transderm and Vice President-Research and Development of
Hercon Laboratories since March 1996.  Prior to joining
Hercon Laboratories and since 1995, Dr. Atkins served as
Vice President, Research and Development for Medisorb
Technologies International, L.P. ("Medisorb"). From 1988 to 1994, he served as Director, Polymer Research and Drug
Delivery Systems for Stolle Research & Development
Corporation ("Stolle").  Both Medisorb and its parent
Stolle are engaged in research and manufacturing of controlled release drug delivery systems. Dr. Atkins is the author of numerous publications and the named inventor on numerous United States and foreign patents.

     Ronald J. Burghauser, a certified public accountant, has served as Vice President of Transderm and Vice
President-Finance of Hercon Laboratories since January 1998 and as Treasurer and Secretary of Transderm since July
1995. From June 1995 through December 1997, Mr. Burghauser was Controller of Transderm and Hercon Laboratories. Prior thereto and since January 1990, Mr. Burghauser served as Controller for Adell Plastics, Inc. a Baltimore, Maryland plastics manufacturer. From 1982 to 1989, Mr. Burghauser was employed by Ernst & Young, Baltimore, Maryland, as an Audit Manager.

     J. Alan Collier has been Vice President-Materials of
Herculite Products, Inc., a wholly-owned subsidiary of the
Company ("Herculite"), since January 1, 1998.   Mr. Collier
joined the Company in Feburary 1994 as Senior Buyer and has served in various positions prior to becoming a Vice
President of Herculite. From January 1993 until joining the Company, Mr. Collier was the President of the USA Girl
Division of C.P.T.O. Sportswear, Inc.

     William R. Harris has been Vice President-Finance of
Pacific Combining Corporation, a wholly-owned subsidiary of the Company ("Pacific"), since July 1997, and Controller of
Pacific since June 1996. For the five years prior thereto, Mr. Harris served as Director of Finance and Administration for Energy Container Corp., a California aerospace manfacturer.

     David J. Heath, Jr. has been Controller of the Company since January 1, 1998. Mr. Heath served as Assistant
Controller of the Company from March 1989 through December
1997.

     James H. Heath has been Vice President-Market
Development of Hercon Environmental since February 1995.
From May 1994 to January 1995, Mr. Heath was Director of
Marketing and Sales at Trece, Inc., a marketer of pheromone products. From 1992 to May 1994, he was a co-principal of Ridge Technologies, Inc., providing consulting services to the specialty chemical, pest control and animal health industries.

     Donald E. Kauffman, Jr. has been Vice President of
Transderm since July 1995 and Vice President-Manufacturing of Hercon Laboratories since July 1987. Mr. Kauffman joined the Company in June 1976 and has served in various positions prior to becoming a Vice President of Hercon
Laboratories in 1987.

     Murray Lieber has been Vice President of Transderm since July 1995 and Vice President-Marketing of Hercon
Laboratories since June 1992.  From September 1989 to June
1992, he was Vice President, Account Supervisor at Klemtner
Advertising, a pharmaceutical advertising agency.  Mr.
Lieber was Vice President of Diversified Health Affiliates,
Inc., a pharmaceutical and health care consulting firm, from January 1988 to September 1989. Prior thereto, Mr.
Lieber held positions in marketing and business development at companies including Berlex Laboratories (a division of Schering AG), Roche Laboratories, and Warner-Chilcott
Laboratories (a division of Warner Lambert Company).

     Walter H. McCoy has been Vice President-Sales and
Marketing of Pacific since July 1997.  From August 1993 to
June 1997, Mr. McCoy served as Director of Sales and
Marketing for Pacific. For the three years prior thereto, Mr. McCoy worked in the sales department for Teknor Apex
Corp., a California vinyl manufacturer.

     Peter F. McKernan has been an Executive Vice President of Herculite since June 1993 and of Pacific since October
1997. For more than ten years prior thereto, Mr. McKernan was employed by the BTR Group of companies, a British industrial manufacturing concern where, for in excess of five years prior to June 1993, Mr. McKernan served as a Director of Business Development.

     James M. Schrader has been Senior Vice President of
Pacific since July 1997.  Mr. Schrader served as Vice
President-Manufacturing of Pacific from May 1996 to June
1997. From January 1995 to April 1996, Mr. Schrader served as Plant Manager of Formica Corporation's Evandale, Ohio facility. Mr. Schrader served as Plant Manager at the Port
Clinton, Ohio facility of Uniroyal Technology Corporation
("Uniroyal") from 1993 to 1994, and in various other capacities with Uniroyal from 1979 to 1993.

               SECURITY OWNERSHIP OF CERTAIN
             BENEFICIAL OWNERS AND MANAGEMENT


(a) As of February 28, 1998, other than as set forth in the following table, the Company knows of no other person or "group" (as that term is defined in Section
     13(d)(3) of the Securities Exchange Act of 1934) who beneficially owns more than 5% of any class of the Company's voting securities. The following table contains, as to each class of the Company's voting securities, the name and address of each such 5% beneficial owner, the amount of securities of such class beneficially owned, and the percent of such class beneficially owned.

                                                   Number of Shares
                                                   Beneficially Owned
                                                   as of
Title of Class      Name and Address               February 28,         Percent
                    of Beneficial Owner            1998(1)              of Class



Common Stock        Marvin M. Speiser (2)          2,712,180 (3)(4)     33.56%



Common Stock        Laura G. Speiser (2)           2,712,180 (3)(4)     33.56%



Common Stock        Laura G. and Marvin M.         2,712,180 (3)(4)     33.56%
                    Speiser 1995 Trust (2)


Common Stock        Andy E. Yurowitz                 506,214 (5)         6.34%
                    8 Kupperman Lane
                    Monsey, NY  10952
/TABLE

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and dispositive power with respect thereto.

(2) Address is c/o Health-Chem Corporation, 1212 Avenue of the Americas, New York, NY 10036.

(3)  Includes the following shares of Common Stock:  (i)
     266,664 shares owned by Lauralei Investors, Inc.
     ("Lauralei"), of which Marvin M. Speiser and his wife, Laura G. Speiser, are the sole stockholders;
     (ii) 84,000 shares which Mr. Speiser would receive upon the exercise of all stock options which are currently exercisable or exercisable within 60 days;
     (iii) 14,754 shares which Mr. Speiser would receive upon conversion of 10 3/8% convertible subordinated debentures; (iv) 410,415 shares held by the Laura G.
     and Marvin M. Speiser 1995 Trust (the "1995 Trust"), of which Laura G. Speiser and Marvin M. Speiser serve as trustees; (v) 204,000 shares held by the Marvin M.
     Speiser 1996 Trust (the "1996 Trust"), of which Laura
     G. Speiser and Robert D. Speiser serve as trustees;
     (vi) 830,169 shares owned by Marvin M. Speiser; and
     (vii) 902,178 shares owned by Laura G. Speiser.
     Marvin M. Speiser disclaims beneficial ownership of the shares of Common Stock referenced in (vii) above.
     Laura G. Speiser disclaims beneficial ownership of the shares of Common Stock referenced in (i), (ii),
     (iii) and (vi) above. The 1995 Trust disclaims beneficial ownership of all shares of Common Stock other than those referenced in (iv) above.

(4) Includes 317,406 shares subject to repurchase by the Company from Marvin M. Speiser pursuant to option agreements entered into in 1991 and 1994. See
     "Interest of Management in Certain Transactions."

(5) Pursuant to Schedule 13D filed with the Company in September 1996. Includes shares where voting and/or dispositive power is shared with other family members.

(b) As of February 28, 1998, each director of the Company, each of the Company's current executive officers named in the Summary Compensation Table below and all directors and officers of the Company, as a group, beneficially owned the following amounts
     (and percentages) of each class of the voting securities of the Company.

                                              Number of Shares
                                              Beneficially Owned
                    Name of                   as of                     Percent of
Title of Class      Beneficial Owner          February 28, 1998 (1)     Class

Common Stock        Thomas J. Atkins                   0                      0

Common Stock        Martin Benis                   3,900                      *

Common Stock        Steven Bernstein              27,000 (2)                  *

Common Stock        Matthew Goldstein              3,000                      *

Common Stock        Peter F. McKernan              8,000 (2)                  *

Common Stock        Paul R. Moeller               24,000 (2)                  *

Common Stock        Eugene Roshwalb                6,500                      *

Common Stock        Bruce M. Schloss              24,000 (2)                  *

Common Stock        Marvin M. Speiser          2,712,180 (2)(3)(4)        33.56%

Common Stock        Robert D. Speiser            285,223 (2)(3)(5)         3.55%

Common Stock        Milton Y. Zussman             31,222 (3)                  *

Common Stock        All directors and
                    officers as a group
                    (20 Persons)               2,949,405 (6)              35.83%



* Indicates ownership of less than one percent (1%) of class.

(1) The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and dispositive power with respect thereto.

(2) Includes the following shares of Common Stock subject to stock options which are currently exercisable or exercisable within 60 days: Mr. Bernstein - 22,000;
     Mr. McKernan - 3,000; Mr. Moeller - 24,000; Mr.
     Schloss - 24,000; Mr. Marvin M. Speiser - 84,000; and
     Mr. Robert D. Speiser - 48,000.

(3) Includes the following shares of Common Stock which the named individual would receive upon the conversion of 10 3/8% convertible subordinated debentures: Mr. Marvin M. Speiser - 14,754; Mr.
     Robert D. Speiser - 7,326; and Mr. Zussman - 1,742.

(4) See footnote (3) to the table under (a) above for the number of shares with respect to which Marvin M.
     Speiser has the right to acquire beneficial ownership and footnote (4) to the table under (a) as to the beneficial ownership of certain other shares.

(5) Includes 204,000 shares held by the 1996 Trust, of which Robert D. Speiser serves as a trustee. Mr.
     Speiser disclaims beneficial ownership of these shares.

(6)  Includes the following shares of Common Stock:  (i)
     226,200 shares which eleven of such persons would receive upon the exercise of stock options which are either currently exercisable, or exercisable within 60 days; (ii) 23,822 shares which would be acquired by three of such persons upon the conversion of 10
     3/8% convertible subordinated debentures; and (iii) an aggregate of 266,664 shares owned by an entity controlled by or for the benefit of certain relatives of two of such persons, all of which shares are or may be deemed to be beneficially owned by such persons.

Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's
Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) reports filed by such persons.

  Based solely on the Company's review of such reports furnished to the Company, and written representations from certain reporting persons, the Company believes that all such filing requirements were complied with during or in respect of the year ended December 31, 1997.

                  EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth the compensation of each of the Chief Executive Officer and the four most highly-compensated executive officers of the Company whose annual salary and bonus, if any, exceeded
$100,000 for services in all capacities to the Company during the last three fiscal years.

SUMMARY COMPENSATION TABLE
                                                            Long-Term
                                                            Compensation
                                                            Awards/Secu-  All Other
Name and Principal    Annual Compensation  Other Annual    rities Under-  Compensa-
Position              Year  Salary   Bonus Compensation(1) lying Options  tion(1)(3)
                              ($)      ($)      ($)              (#)          ($)
Marvin M. Speiser      1997  458,147 121,178   12,772               0       86,758
Chairman and Chief     1996  443,462  78,553   36,151               0       99,785
Executive Officer      1995  422,425    ---    39,917       5,000,000(2)    99,047

Robert D. Speiser      1997  246,594    ---     3,686               0          510
Executive Vice         1996  238,691    ---     3,876               0          510
President and          1995  227,367    ---    13,561       5,000,000(2)       510
President - Transderm
Laboratories
Corporation and Hercon
Laboratories Corporation

Peter F. McKernan      1997  135,000  98,947    7,646               0          306
Executive Vice         1996  132,500  39,277    4,892               0          301
President-             1995  127,500    ---    24,826               0          289
Herculite Products,
Inc. and Pacific
Combining Corporation

Steven Bernstein       1997  145,000  39,000    7,450               0          306
Senior Vice President  1996  140,000  10,000   12,687               0          198
                       1995  130,000    ---     7,408               0          440

Thomas J. Atkins       1997  130,000  25,000    6,536               0          836
Vice President-Trans-  1996  104,500  20,069   48,144         250,000(2)       557
derm Laboratories Corp-
oration and Vice Pres-
dent-Research and Devel-
opment of Hercon Labora-
tories Corporation  /TABLE

(1) Does not include information with respect to personal benefits, if any, provided to the named individuals which do not exceed disclosure thresholds established under Securities and Exchange Commission rules.

(2) Represents options to purchase shares of common stock of Transderm Laboratories Corporation subsidiary.

3) Represents the term cost value of all group life insurance policies on behalf of the named individuals.
     For Marvin M. Speiser, also includes $23,851 which represents the term portion of the premium paid with respect to a split dollar life insurance arrangement between the Company and Mr. Speiser, and $51,627 which represents the present value to Mr. Speiser of the non-term portion of the premium paid by the Company with respect to this arrangement. The present value was calculated as an interest-free loan on the whole life portion of the premium over the maturation of the policy.


             OPTION GRANTS IN LAST FISCAL YEAR

     During 1997, no options to purchase Common Stock of the Company were granted to any named executives.

AGGREGATED OPTION EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR END OPTION VALUE



                                             Number of Securities  Value of Unexer-
                                             Underlying Unexer-    cised In-the-
                                             cised Options         Money Options at
                  Shares                     at 12/31/97           12/31/97(2)
                  Acquired on    Value       Exercisable/          Exercisable/
Name              Exercises (1)  Realized(1) Unexercisable         Unexercisable
                      (#)          ($)                (#)                ($)

Marvin M. Speiser     ---           ---          84,000/16,000              0/0

Robert D. Speiser     ---           ---          48,000/12,000              0/0

Peter F. McKernan     ---           ---           3,000/ 2,000              0/0

Steven Bernstein      ---           ---          22,000/ 6,000              0/0

Thomas J. Atkins      ---           ---               0/     0              0/0

(1) None of the named executive officers exercised any stock options during the fiscal year ended December
     31, 1997.

(2) Based upon the closing sale price per share of $.50 of the Company's Common Stock on December 31, 1997 on the American Stock Exchange minus the respective option exercise price.


                   EMPLOYMENT AGREEMENTS

  In April 1995, Health-Chem entered into a five-year
Employment Agreement with Marvin M. Speiser which provided for an initial base annual salary of $415,552 ($120,000 in respect of services as an officer of the Company's
Herculite subsidiary) plus an annual bonus determined by the Company's Board at least equal to ten percent of the amount by which pretax net income of each of the Company's
Herculite, Hercon Laboratories and Hercon Environmental subsidiaries for a calendar year exceeds the average of such subsidiary's pretax net income, as defined, for the prior two calendar years, and for similar benefits, vacation and perquisites as that made available to comparable executives of the Company. The Employment
Agreement also provides for minimum yearly salary increases of 4% on each September 1 during the employment period.
Mr. Speiser received 5% salary increases on each of September 1, 1995 and 1996. Mr. Speiser and the Company have agreed to defer consideration of the September 1, 1997 salary increase until consideration of the salary increase to which Mr. Speiser is entitled in 1998 pursuant to the Employment Agreement. The Employment Agreement further provides that upon retirement on or after January 1, 2000
(the "retirement date"), Marvin M. Speiser will be entitled to receive an annual supplemental pension benefit equal to 60% of his final base salary, which for this purpose will be the highest nominal annual salary paid to him during his employment. The supplemental pension will be payable for a period of ten (10) years beginning on the retirement date, or if later, the January 1 following termination of employment. In the event of termination of employment prior to the retirement date, the amount of the supplemental pension payable on that date will be prorated based on the period of employment from December 31, 1994 to the date of termination. No proration will be applied, however, if Mr. Speiser's employment is involuntarily terminated (as described below). An actuarially reduced supplemental pension benefit may be paid if the benefit is commenced upon termination of employment prior to the retirement date.

  Pursuant to the Employment Agreement, the Company caused its Transderm subsidiary to grant to Marvin M. Speiser, in November 1995, an option to purchase 5,000,000 shares of common stock of Transderm, at an exercise price of $.10 per share, which option is exercisable through November 13, 2005.

  Marvin M. Speiser is entitled to continue to receive the salary, bonus and other compensation provided for under the Employment Agreement for a period of five (5) years following an involuntary termination of his employment during the term of the Employment Agreement. Marvin M.
Speiser's employment will be deemed to have been involuntarily terminated if his employment is terminated by the Company for reasons other than cause, as defined in the Employment Agreement. Mr. Speiser's employment will be deemed to have been involuntarily terminated in certain events as listed in the Employment Agreement, including termination for any reason within one year following a Change in Control, as defined in the Employment Agreement.
The Employment Agreement also provides that Mr. Speiser will be entitled to supplemental compensation to mitigate the effect of any excise taxes to which he may be subject as a result of a Change in Control.

  In April 1995, Health-Chem also entered into a similar
Employment Agreement with Robert D. Speiser, with the following material differences: (i) his initial base annual salary was $223,668 ($104,000 in respect of his services as an officer of Hercon Laboratories) plus an annual bonus determined by the Company's Board at least equal to the increase in pretax net income, as defined, for Hercon
Laboratories under the same terms as set forth above for Marvin M. Speiser; and (ii) his "retirement date," as defined in the Employment Agreement, is January 1, 2010.
Mr. Speiser received 5% salary increases on each of September 1, 1995 and 1996. Mr. Speiser and the Company have agreed to defer consideration of the Setpember 1, 1997 salary increase until consideration of the salary increase to which Mr. Speiser is entitled in 1998 pursuant to the Employment Agreement. In 1995, the Company also caused
Transderm to grant Robert D. Speiser, in accordance with his Employment Agreement, an option to purchase up to 5,000,000 shares of common stock of Transderm at an exercise price of $.10 per share on substantially the same terms and conditions as set forth above for Marvin M.
Speiser.

                  STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total stockholder return for the five years ended December 31, 1997 based upon the market price of the Company's Common Stock, with the cumulative total return on the AMEX Market Value Index and a defined peer group based on (a) similar market capitalization as of December 31, 1997 and (b) comparable sales performance over the five year period. The Company has elected to compare its yearly percentage change in total stockholder return against a market capitalization peer group because the Company operates in several lines of business and financial information on the Company's competitors in the synthetic fabric industry is not publicly available. The Company therefore does not believe that it can reasonably identify an industry-based peer group. The graph assumes a $100 investment on December 31, 1992 and the reinvestment of any and all dividends.

                  HEALTH-CHEM CORPORATION
      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
Health-Chem Corporation, AMEX Market Value Index and Market
                 Capitalization Peer Group









 __.__  Health-Chem Corporation    __*__AMEX Market Value
Index

 __|__  Market Capitalization Peer Group*

                       12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97


Health-Chem
Corporation            $100.00   $176.47   $147.06   $ 70.59   $ 47.06   $ 23.53


Market
Capitalization
Peer Group*            $100.00   $ 98.66   $ 87.54   $ 50.04   $ 50.22   $ 20.33



AMEX Market            $100.00   $118.81   $104.95   $135.28   $142.74   $171.76
Value Index



__________________

* Comprised of Alfin, Inc., Inotek Technologies Corp., NView Corp., Specialty
Chemical Resources Corp. and V Band Corporation.
/TABLE

  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors
(the "Committee") is composed of three independent outside directors of the Company. During 1997, the Committee met on one occasion to carry out its responsibilities including the development and administration of policies governing annual compensation for senior executives of the Company.

  In developing and administering the policies, the Committee has focused on compensating Company executives:
on a competitive basis with other comparably sized (in terms of revenues and assets) and managed companies (which are not the same group of companies used for purposes of the five-year performance chart); in a manner consistent and supportive of overall Company objectives; and, through a compensation plan which is intended to balance the longer and shorter-term strategic initiatives of the Company.
Consistent with compensation program objectives identified in last year's Compensation Committee Report, the Committee intends that the executive compensation program will:

  1. reward executives for strategic management and enhancement of stockholder value;

  2. reflect each executive's success at resolving key operational issues;

  3. facilitate both the short and long-term planning process; and

  4. attract and retain key executives believed to be critical to the long-term success of the Company.

  The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

  In reviewing the Company and executives' performance of the past fiscal year and making its compensation recommendations, the Committee took several issues into consideration, including performance factors such as continued implementation of materials management and cost control programs and the overall improved performance of the Company's Herculite Products, Inc. ("Herculite") and
Hercon Environmental Corporation ("Hercon Environment") subsidiaries.

  Compensation of two senior executives, Marvin M. Speiser and Robert D. Speiser, is governed largely by the terms of employment agreements entered into between the Company and each of them in 1995. For a more complete description of these agreements, see "Executive Compensation-Employment
Agreements" elsewhere in this Proxy Statement.

Base Salary

  An executive's base salary is intended to provide competitive remuneration for services provided to the Company over a one-year period or such longer period as may be covered under employment agreements. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company. In determining these amounts, the Committee has taken into consideration regional and national compensation information for comparable companies, industry patterns, and levels of executive responsibility.

Short-Term Incentives

  Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly back to operating profitability in each of the Company's subsidiaries.
Depending on management level and seniority, certain executives within each entity are able to earn a percentage of the improvement in earnings over the average earnings for the preceding two calendar years within the entity.
Based on this formula, certain of the named executives earned bonus payments aggregating $232,125 for the fiscal year 1997 based on the increase in average earnings of Herculite and Hercon Environmental. In addition, an aggregate of $52,000 in minimum bonus payments were paid to three named executives in repsect of (i) additional duties assumed by two of such executives in respect of (i) additional duties assumed by two of such executives in connection with the Company's Pacific Combining Corporation subsidiary and (ii) an agreement with one executive entered into at the time of his employment by the Company's
Transderm Laboratories Corporation subsidiary in 1996.

Long-Term Incentives

  Although the Committee recognizes the value of stock option grants in motivating long-term strategic decision making, in 1997 no options to acquire Common Stock of the Company were granted nor were any awards made under the Company's 1995 Performance Equity Plan to any executive officers, officers or any employees of the Company.

Chief Executive Officer

  Under his employment agreement with the Company, Mr.
Marvin M. Speiser, Chief Executive Officer, is entitled to an increase in his base salary of at least 4% over the prior year's level. Mr. Speiser and Health-Chem have agreed to defer consideration of the September 1, 1997 salary increase until consideration of the salary increase to which Mr. Speiser is entitled in 1998 pursuant to the employment agreement. Pursuant to his employment agreement, the amount of any bonus for Mr. Speiser is based on the improvement in earnings over the average earnings for the preceding two calendar years within certain of the Company's operating businesses. On this basis, Mr. Speiser earned a bonus for fiscal year 1997 in the amount of $121,178 due to the improvement in earnings of Herculite and Hercon Environmental.

  The Committee believes that Mr. Speiser's compensation reflects his contribution to the Company and the achievement of specific long-term and short-term objectives of the Company and that the performance bonus arrangement under his employment agreement creates the appropriate incentives to improve Company performance.

                                Compensation Committee,

                                MARTIN BENIS
                                EUGENE ROSHWALB
                                MILTON Y. ZUSSMAN

      INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

  In September 1996, the Company exercised its options pursuant to option agreements with Marvin M. Speiser entered into in 1991 and 1994, respectively (the "Option
Agreements") and acquired 952,520 shares of Common Stock from Mr. Speiser for an aggregate of $1,030,246 (or $1.0816 per share). This amount represented a portion of the proceeds received by the Company from the sale of 952,520 shares of Common Stock (at $1.10 per share) pursuant to a subscription rights offering commenced in August 1996 to its stockholders of record. Of the total of 1,782,689 shares of Common Stock previously held by Mr. Speiser subject to the Company's repurchase rights under the Option
Agreements, 952,520 shares were repurchased by the Company, 512,763 shares were retained by Mr. Speiser free of the Company's option (as the deemed exercise of his pro rata subscription rights) and 317,406 shares remain subject to the Option Agreements.

  The 1991 Option Agreement, as to which 215,028 of Mr.
Speiser's shares remain subject, expires June 30, 1999.
The exercise price is $0.3125 per share plus an amount equal to accrued interest at a rate of prime plus one percent from the date of grant to the date of exercise. At
December 31, 1997 the exercise price was $0.5012 per share.
The 1994 Option Agreement, as to which 102,378 of Mr.
Speiser's shares remain subject, also expires on June 30, 1999. The exercise price is $2.00 per share plus an amount equal to accrued interest at prime rate from the date of grant to the date of exercise. At December 31, 1997, the exercise price was $2.5961 per share. The Option
Agreements provide that Mr. Speiser will vote all shares subject thereto on all matters in which stockholders are entitled to vote at any annual or special meeting substantially in the same proportion as all other shares of Common Stock are voted.

  In July 1994, Mr. Speiser purchased 575,000 shares of
Common Stock from the Company which shares were the subject of the 1994 Option Agreement. For this purchase he borrowed $1,150,000 from The First National Bank of
Maryland ("FNBM"). The FNBM loan bore interest at the prime rate and was secured by the stock, and other collateral, including the cash value of a life insurance policy on Mr. Speiser. In 1996, concurrently with the Company's purchase of the 952,520 shares of Common Stock from Mr. Speiser, the FNBM loan was repaid in full. In
July 1995 and July 1996, the Company advanced Mr. Speiser
$150,000 and $250,000, respectively, the amounts of the annual principal repayment under the FNBM loan. In addition, the Company advanced to Mr. Speiser amounts equal to the interest on the FNBM loan. During 1997, the highest amount owed by Mr. Speiser to the Company was $337,100, the aggregate amount due from him at December 31, 1997. This amount, together with interest at the prime rate as published in the Wall Street Journal, is intended to be repaid by Mr. Speiser upon the earliest of (i) the sale of the shares which remain subject to the Option Agreements;
(ii) the Company's exercise of its options under the Option
Agreements; and (iii) the expiration of the Option
Agreements on June 30, 1999.


              INDEPENDENT PUBLIC ACCOUNTANTS

  Coopers & Lybrand, L.L.P., independent public accountants, currently audits the Company's books and records.

  Representatives of Coopers & Lybrand, L.L.P., are expected to be present at the Meeting, will be given the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.


               ANNUAL REPORT TO STOCKHOLDERS

  A copy of the Company's 1997 Annual Report has been mailed to stockholders of record at the close of business on April 2, 1998 together with this Notice of Meeting and Proxy Statement. The Company files an annual report on Form 10-K with the Securities and Exchange Commission which includes additional information concerning the Company and its operations. This report, except for exhibits, will be furnished to stockholders, without charge, upon written request to the Secretary of the Company.


                   COST OF SOLICITATION

  The Company will bear the cost of the Meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers, and regular employees of the Company
(who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise.
Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy material to their principals, and the Company will reimburse them for their reasonable expenses incurred in connection therewith.

                   STOCKHOLDER PROPOSALS

  Stockholders of the Company wishing to include proposals in the proxy material in relation to the annual meeting of the Company to be held in 1999 must submit the same in writing so as to be received at the principal executive office of the Company on or before November 13, 1998. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                 By Order of the Board of Directors,



                 Marvin M. Speiser
                 Chairman of the Board and President

New York, New York